                                                                   EXHIBIT 10.41

                         COLLABORATIVE SUPPLY AGREEMENT


                                    between

                           AASTROM BIOSCIENCES, INC.

                                      and

                               MID-STATE PLASTICS

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
Section 1.  Definitions...................................................    2

Section 2.  Purchase and Sale.............................................    4

Section 3.  Forecasts; Delivery; Shipment.................................    4
            (a)  Rolling Forecasts........................................    5
            (b)  No Limit on Sales........................................    5
            (c)  No Liens.................................................    5
            (d)  Delivery.................................................    5
            (e)  Shipment.................................................    5
            (f)  Acceptance Procedures....................................    6
            (g)  Lot Testing..............................................    6

Section 4.  Prices........................................................    7
            (a)  Cell Cassette Prices.....................................    7
            (b)  Phase I Collaboration Charge.............................    7
            (c)  Component Order and Prices...............................    7
            (d)  Best Diligent Efforts....................................    7

Section 5.  Payment and Collection........................................    8
            (a)  Payment..................................................    8
            (b)  Deductions from Invoice..................................    8
            (c)  Relief for Non-Payment...................................    8

Section 6.  Specifications, DMR and Changes...............................    8
            (a)  Specifications...........................................    8
            (b)  Establish DMR............................................    9
            (c)  Specification and DMR Changes............................    9
            (d)  MSP Refusal to Change Specification......................    9
            (e)  Other Changes............................................    9
            (f)  Returns..................................................    9

Section 7.  MSP's Facilities and Manufacturing Environment................    9

Section 8.  MSP Manufacturing Procedures..................................   10

Section 9.  Collaborative and Other Responsibilities of the Parties.......   11
            (a)  Overview.................................................   11
            (b)  Responsibilities of AASTROM..............................   11
            (c)  MSP's Collaboration......................................   12
            (d)  Other Responsibilities of MSP............................   12

Section 10. Equipment....................................................   13
            (a)  Ownership...............................................   14
            (b)  Identification Tags.....................................   14
            (c)  Liens and Insurance.....................................   14
            (d)  Inspection..............................................   14
            (e)  No Modification.........................................   14
            (f)  Maintenance.............................................   14
            (g)  Use.....................................................   14

Section 11. Right of Inspection..........................................   15
            (a)  Rights of Inspection....................................   15
            (b)  Waiver..................................................   15
            (c)  Self-Certification......................................   15
            (d)  Records; Inspection.....................................   15

Section 12. Warranty; Recalls............................................   16
            (a)  Warranty................................................   16
            (b)  DISCLAIMER..............................................   16
            (c)  No Third-Person Warranty................................   16
            (d)  Recalls.................................................   16

Section 13. Limitation of Damages Liability..............................   17
            (a)  Third Party Claims Not Related to Manufacturing Defect..   17
            (b)  Third Party Claims Related to MSP's Delays..............   17
            (c)  Third Party Claims for Product Liability................   17
            (d)  AASTROM's Claims - Phase I..............................   17
            (e)  AASTROM's Claims - Phase II.............................   17
            (f)  Willful Wrongdoing......................................   18
            (g)  Nature of Damages.......................................   18
            (h)  Mitigation..............................................   18
            (i)  AASTROM's Liabilities...................................   18

Section 14. Indemnity....................................................   18
            (a)  AASTROM's General Indemnity.............................   18
            (b)  MSP's General Indemnity.................................   19
            (c)  Intellectual Property Warranty..........................   19
            (d)  Intellectual Property Indemnity by AASTROM..............   20
            (e)  Intellectual Property Indemnity by MSP..................   20

Section 15. Ownership of Intellectual Property...........................   21
            (a)  Ownership of Intellectual Property......................   21
            (b)  Return of Intellectual Property.........................   21

Section 16. Confidential Information.....................................   21
            (a)  Title to Confidential Information and Related Documents.   21
            (b)  Non-Disclosure and Non-Use of Confidential Information..   21

            (c)  Protection of Confidential Information..................   22

Section 17. Term and Termination.........................................   22
            (a)  Term of Agreement.......................................   22
            (b)  Termination Upon Default................................   22
            (c)  Termination Upon Insolvency.............................   22
            (d)  Termination Upon Inability of MSP to Perform............   22
            (e)  Effect of Termination...................................   23
            (f)  Liabilities When No Termination.........................   23
            (g)  Alternative Purchase of Product.........................   23

Section 18. Preferred Supplier; Alternative Supplier.....................   24
            (a)  Preferred Supplier......................................   24
            (b)  Alternate Suppliers.....................................   24

Section 19. Representations and Warranties...............................   24

Section 20. Force Majeure................................................   24
            (a)  Suspension of Performance...............................   24
            (b)  Cooperation.............................................   25
            (c)  Allocation of Resources.................................   25

Section 21. MSP Competitiveness; Shared Investment Return................   25
            (a)  MSP's Competitiveness...................................   25
            (b)  Shared Investment Return................................   25
                 (1)  MSP Capital Investments............................   25
                 (2)  Recoupment of MSP Capital Investment; Cost Sharing.   25
                 (3)  AASTROM Capital Investments........................   26

Section 22. Insurance....................................................   26

Section 23. Similar Products.............................................   26
            (a)  Continuing Prohibition..................................   26
            (b)  Similar Products........................................   26

Section 24. Governing Law; Dispute Resolution............................   27
            (a)  Governing Law...........................................   27
            (b)  Dispute Resolution......................................   27

Section 25. Notices......................................................   28

Section 26. Successors and Assigns; Survival.............................   29

Section 27. Headings.....................................................   29

Section 28. Severability.................................................   29

Section 29.  Amendment and Waiver.........................................  29

Section 30.  Counterparts.................................................  30

Section 31.  Independent Contractors......................................  30

Section 32.  Entire Agreement.............................................  30

APPENDICES:

 I        Equipment
 II       Specifications
 III      Pricing Schedule for Phase I and II
 IV       Pro Forma Invoice
 V        Bill of Materials

                                 COLLABORATIVE

                                SUPPLY AGREEMENT


          THIS COLLABORATIVE SUPPLY AGREEMENT (this "Agreement") is made effective as of December 16, 1996 (the "Effective Date") by and between Aastrom Biosciences, Inc., a Michigan corporation with principal offices at Domino's Farms, Lobby L, Ann Arbor, Michigan 48106 ("AASTROM") and Anchor Advanced Products, Inc., Mid-State Plastics Division, a Delaware corporation with offices at U.S. Highway 220 North, Seagrove, North Carolina 27341 ("MSP").

                              W I T N E S S E T H:

          WHEREAS, AASTROM is developing medical devices to implement proprietary cell production processes for cellular therapy procedures;

          WHEREAS, such development work has led to the development by AASTROM of the AASTROM(TM) Cell Production System, a proprietary medical device for the production of human stem cells (the "AASTROM CPS"), consisting in part of single-use, sterile culture chambers;

          WHEREAS, MSP has expertise and experience in plastic injection molding, in general, and in the production and assembly of plastic parts for products that are classified as medical devices under the regulations of the U.S. Food and Drug Administration (the "FDA"), in particular;

          WHEREAS, AASTROM and MSP anticipate that the AASTROM CPS will be a Class III medical device requiring Pre-Marketing Approval under FDA regulations and a Class IIb device under regulations of the Medical Device Directives of the European Community (the "EC"); and

          WHEREAS, in consideration of MSP's expertise and stated intention to be a cost effective and a capable manufacturer and supplier of Cell Cassettes and Components (as defined herein), AASTROM desires for MSP to be a preferred manufacturer of such Cell Cassettes and Components throughout the Term of this Agreement, and MSP desires to be such supplier for such period; and

          WHEREAS, AASTROM and MSP desire for MSP to work with AASTROM to develop and produce Cell Cassettes for the AASTROM CPS.

          NOW, THEREFORE, in consideration of these premises and the mutual undertakings hereinafter set forth, and for other good and valuable consideration given by AASTROM and MSP to each other, the receipt and sufficiency of which is hereby acknowledged, AASTROM and MSP, intending to be legally bound, agree as follows:

SECTION 1.  DEFINITIONS.
            -----------

The terms set forth below when used with capital letters shall have the meanings set forth below. Other terms are defined in the Sections of this Agreement pertinent to their definitions.

(a)  "the Act"           The Act shall mean the Federal Food, Drug and Cosmetics
                         Act, 21 U.S.C. 301, et seq. (1938), as amended, and the
                                             -- ---
                         rules and regulations promulgated thereunder.

(b)  "Cell Cassette(s)"  Cell Cassette shall mean a single-use, sterile cell culture chamber consisting of plastic injection molded and other parts made, assembled and encased in a plastic injection molded cassette manufactured in accordance with the DMR (as defined below) and used in the AASTROM CPS or similar products made by or for AASTROM, and all improvements and modifications to Components thereof that are intended to replace the then current Components.

(c)  "Component(s)"      Component shall mean any component part of a Cell
                         Cassette (e.g., the individual injection molded pieces,
                         bioreactor assembly or fluid pathway tubing assembly).

(d)  "Confidential
     Information"        Confidential Information shall mean any and all
                         technical and non-technical information, (whether or
                         not disclosed by AASTROM prior to the Effective Date
                         under the terms of the Confidentiality Agreement
                         between the Parties dated December 22, 1993), data,
                         techniques, manufacturing procedures, know-how,
                         discoveries, inventions, trade secrets, improvements or
                         innovations that are maintained as proprietary and
                         confidential by the Party owning or controlling the
                         same; but Confidential Information shall not include
                         information that (i) the Recipient can clearly
                         demonstrate to have been in its possession at the time
                         Confidential Information is disclosed to it, provided
                         that, such information is not known by the Recipient to
                         be subject to another confidentiality agreement with,
                         or under other obligation of secrecy to, the Disclosing
                         Party or another party, or (ii) becomes generally
                         available to the public other than as a result of a
                         disclosure by the Recipient, its agents or employees,
                         or (iii) becomes available to the Recipient on a non-
                         confidential basis from a source other than the
                         Disclosing Party, provided that, the Recipient does not
                                           -------- ----
                         know, or have reason to know, that such source is bound
                         by a confidentiality agreement with, or other
                         obligation of secrecy to the Disclosing Party or
                         another party, or (iv) the Recipient can clearly
                         demonstrate to have developed itself independent of the
                         Confidential Information, or (v) the Disclosing Party
                         consents in writing may be disclosed by the Recipient.

(e)  "Disclosing Party"   Disclosing Party shall mean the Party disclosing
                          Confidential Information.

(f)  "DMR"                DMR shall mean the Device Master Record for the Cell
                          Cassette consisting of a compilation of records
                          containing the design, formulation, Specifications (as
                          defined below), complete manufacturing procedures,
                          quality assurance requirements and labeling and
                          packaging requirements.

(g)  "Equipment"          Equipment shall mean the molds and other equipment
                          listed on Appendix I, annexed hereto, and categorized
                          as being provided either by AASTROM or by MSP. AASTROM
                          Equipment shall also include any equipment procured by
                          MSP for manufacture of the Cell Cassettes in accordance
                          with Section 21(b)(1).

(h)  "GMPs"               GMPs shall mean the then-current Good Manufacturing
                          Practices published at 21 CFR Part 820, et seq.
                                                                  -- ---
                          applicable to a Class III medical device, but only
                          such GMPs that are applicable to the Cell Cassette or
                          Components.

(i)  "ISO"                ISO shall mean the International Standards
                          Organization.

(j)  "Party or "Parties"  Party shall mean either AASTROM or MSP, and Parties shall mean both AASTROM and MSP.

(k)  "Phase I"            Phase I shall mean the period of time from the
                          Effective Date until AASTROM has approved the DMR in
                          writing and has accepted delivery of two consecutive
                          Shipment Lots.

(l)  "Phase II"           Phase II shall mean the period of time from the first
                          day of the month following the month in which Phase I
                          ends until the end of the Term.


(m)  "Recipient"          Recipient shall mean the Party receiving Confidential
                          Information.

(n)  "Requirements"       Requirements shall mean the rolling three-month firm
                          order forecast to be provided by AASTROM under Section
                          3(a), below, constituting at least sixty percent (60%)
                          of AASTROM's then-current requirements for Cell
                          Cassettes during the Term.

(o)  "Shipment Lot"       Shipment Lot shall initially mean 250 Cell Cassettes.
                          On a quarterly basis, concurrently with the provision
                          by AASTROM of its rolling twelve-month forecast, the
                          Parties shall mutually review and by mutual written
                          consent may revise the number of Cell Cassettes that
                          constitute a Shipment Lot, for the purchase order to
                          be submitted by AASTROM during such quarter,
                          considering volume

                          requirements and anticipated delivery schedules. The mutually agreed upon quantity constituting the Shipment Lot shall be reflected in each purchase order submitted by AASTROM.

(p)  "Specifications"     Specifications shall mean the objective criteria,
                          including, without limitation, design criteria and
                          formulations, required by AASTROM for the production
                          of Cell Cassettes and those contained in the DMR.
                          Specifications shall include without limitation, the
                          criteria for labeling and packaging, including
                          graphics, and quality assurance requirements.
                          Specifications for Cell Cassettes (including, without
                          limitation, those to be contained in the DMR) are
                          annexed hereto as Appendix II, as such Specifications
                          may be changed pursuant to Section 6, below.
                          Specifications shall not include any subjective
                          criteria or any criteria with respect to the efficacy
                          of either the Cell Chamber or the AASTROM CPS with
                          respect to human cell production.

(q)  "Term"               Term shall mean the period of time from the Effective
                          Date until the date upon which this Agreement expires
                          or is earlier terminated pursuant to Section 17,
                          below.

(r)  "UCC"                UCC means the Uniform Commercial Code as enacted in
                          the State of New York and in effect during the Term.

SECTION 2.  PURCHASE AND SALE.
            -----------------

AASTROM shall purchase from MSP at least AASTROM's Requirements of Cell Cassettes, and MSP shall manufacture, assemble and sell to AASTROM all of AASTROM's purchase orders for Cell Cassettes and Components, subject to the terms and conditions of this Agreement including, without limitation, AASTROM's rights to terminate this Agreement in whole or in part pursuant to Sections 6 or 17, below.

SECTION 3.  FORECASTS; DELIVERY; SHIPMENT.
            -----------------------------

(a)  Rolling Forecasts.  Each calendar quarter during the Term, AASTROM shall
     -----------------
provide MSP with a rolling forecast of the anticipated quantity of each model of Cell Cassettes AASTROM intends to purchase from MSP during each quarter of the following twelve-month period. The quantities given for the first three months of each twelve-month rolling forecast shall be firm orders for the immediately succeeding quarter (i.e., a three-month forecast given on January 1st would be deemed firm for the period April 1 - June 30) and AASTROM shall issue its purchase order therefor and note on such purchase order the number of units it will require for lot testing in accordance with Section 3(g), the method of shipment and AASTROM destination for delivery, the scheduled delivery date and the required documentation to be included with the Shipment Lot. MSP shall have no obligation to purchase materials or supplies without a purchase order from AASTROM except as is necessary to meet AASTROM's forecasted requirements. AASTROM shall pay MSP for labor, materials, supplies and direct costs (as set forth in Appendix III) expended by MSP to fill purchase orders by AASTROM for Cell Cassettes in the event that they are not used to fulfill such purchase orders. Quantities forecasted beyond the three-month firm-order period are for planning purposes only.

(b)  No Limit on Sales.  MSP has no right to limit its sales of Cell Cassettes
     -----------------
or Components to AASTROM to a maximum number of units for any period notwithstanding that AASTROM's Requirements may constitute less than 100% of AASTROM's total requirements; provided that, the volume of Cell Cassettes and
                              -------- ----
Components ordered is reasonable in the light of forecasted amounts and previous delivery schedules. MSP shall have adequate capacity to meet AASTROM's then-current total firm-order requirements as forecasted pursuant to Section 3(a), above. MSP will take all steps to put in place additional adequate capacity, if needed, to meet AASTROM's future requirements as forecasted by AASTROM in accordance with Section 3(a), above; provided that, the Parties shall cooperate
                                     -------- ----
to afford a reasonable transition to the availability of such additional capacity.

(c)  No Liens.  Except with respect to MSP's purchase money security interest in
     --------
Cell Cassettes granted pursuant to Section 5(d), below, MSP will deliver Cell Cassettes to AASTROM free and clear of all liens, claims and encumbrances.

(d)  Delivery.  MSP shall deliver Cell Cassettes, and upon AASTROM's request,
     --------
any certifications, manufacturing records and test reports as are required for AASTROM to accept or reject Cell Cassettes under this Section 3, pursuant to delivery schedules in AASTROM's purchase orders; provided, that, such schedules are reasonable in light of forecasted amounts and previous delivery schedules. Delivery schedules in AASTROM's purchase orders shall not be less than fifteen
(15) days after the date of submission by AASTROM of the purchase order without MSP's consent. In the event that AASTROM submits a purchase order in excess of its forecasted requirements for said quarter, MSP agrees to employ good faith efforts to supply such larger quantity of Cell Cassettes within such a reasonable period of time as the Parties shall mutually agree. MSP shall not deliver Cell Cassettes more than ten (10) days prior to scheduled delivery dates without AASTROM's prior consent. MSP shall not be responsible for failure to meet agreed-upon delivery dates if due to reasons of force majeure as set forth in Section 20, below. In the event of partial failure to deliver, MSP will have the right to receive payment pro rata for Cell Cassettes in fact delivered and
                             --- ----
not rejected by AASTROM under Section 3(f), below.

(e)  Shipment.  Shipment shall be made by MSP to AASTROM's designated U.S.
     --------
locations, in accordance with AASTROM's purchase orders, F.O.B. destination. Risk of loss or damage in transit shall remain with MSP until delivered to the destination specified by AASTROM. AASTROM shall notify MSP within five (5) business days after receipt if there are any shortages or evidence of damage in transit and will cooperate with MSP in any claim for loss or damage in transit that MSP makes against a carrier. The method and route of shipment are at AASTROM's discretion as set forth in its purchase order. MSP will prepay all costs, insurance premiums, freight and other expenses incurred in shipment until delivered to the destination specified by AASTROM and such shipping costs shall be reimbursed by AASTROM at MSP's cost without mark-up. If AASTROM defaults in payment for Cell

Cassettes, MSP may suspend further shipments; however, continuation of shipments does not constitute a waiver of such default.

(f)  Acceptance Procedures.  Delivery of each Cell Cassette unit shall be deemed
     ---------------------
accepted by AASTROM unless MSP is notified in writing of AASTROM's rejection of such delivery within forty-five (45) days after the delivery date (the "Acceptance Period") due to non-conformance with the Specifications. In such case, AASTROM shall provide MSP with a written notice of rejection setting forth in detail the reason for rejection and return the rejected Shipment Lot, or portion thereof, to MSP at MSP's expense for repair or replacement. Upon receipt of AASTROM's notice of rejection and return of such Shipment Lot of part thereof, MSP shall (i) within ten (10) business days thereafter, provide AASTROM with a root-cause analysis and suggested corrective/preventative actions; and
(ii) diligently replace the nonconforming Shipment Lot or part thereof by delivery of nondefective conforming units within a reasonable time (not to exceed thirty (30) calendar days after notification) and endeavor to resolve the issues related to the rejection. MSP shall credit against the purchase price of Cell Cassettes, AASTROM's out of pocket costs of testing, including, without limitation, destructive testing of failed Shipment Lots. AASTROM shall invoice MSP for such costs, which shall be subject to reasonable audit by MSP or its representative. MSP reserves the right, at MSP's expense, to have one or more representatives present at any inspection conducted by AASTROM and to verify the results of any such inspection and rejection of Shipment Lots. MSP shall have the right to use conforming units or parts therefrom as replacement units provided that such units or parts therefrom are in conformance with Specifications. In the event MSP cannot resolve all nonconformities and deliver conforming replacement Cell Cassettes as required herein MSP shall issue to AASTROM a credit for the price of each unit rejected and AASTROM may pursue its remedies pursuant to this Agreement, including but not limited to Section 17, below. AASTROM shall pay for repair or replacement for defective Cell Cassettes (or shall not receive a credit therefor) only to the extent that rejection is due to a defective component supplied directly by AASTROM. In the event that MSP's delivery of Cell Cassettes fails to conform to the quantity specified in AASTROM's purchase order, AASTROM may, but shall not be obligated to, accept such partial shipment and MSP shall deliver any shortfall in delivery quantity within five (5) calendar days. Notwithstanding the foregoing, AASTROM agrees to accept partial shipments from MSP provided that the quantity delivered is at least ninety percent (90%) of the quantity specified in AASTROM's purchase order, but only if AASTROM may readily use such partial shipment for its intended purposes, and AASTROM also agrees to use commercially reasonable efforts to accept partial shipments of quantities of less than ninety percent (90%) of the quantity specified in AASTROM's purchase order, but only if AASTROM may readily use such partial shipment for its intended purpose(s). Any acceptance of partial shipments by AASTROM shall not be deemed to waive AASTROM's remedies under Section 17(d) and AASTROM shall be entitled to a payment credit reflecting the extent of such unit shortfall under a partial shipment. In the event MSP fails to deliver any shortfall in quantity within such five (5) day period, AASTROM may pursue its remedies pursuant to this Agreement.

(g)  Lot Testing.  During the Acceptance Period, AASTROM shall have the right,
     -----------
but not the obligation, to conduct lot testing on a statistically significant number of units from each

Shipment Lot. At the time of submission of AASTROM's purchase orders in accordance with Section 3(a), AASTROM shall note on such purchase order the number of units it requires for lot testing. Notwithstanding Section 4(a), MSP agrees to provide such testing units to AASTROM at MSP's cost to manufacture such units (without mark-up) provided that the number of units requested is reasonable given the number of units ordered, and provided further that any units provided by MSP for lot testing shall not be resold by AASTROM. Any lot testing conducted by AASTROM pursuant to this section shall not be deemed to relieve MSP of any of its warranties or obligations hereunder.

SECTION 4.  PRICES.
            ------

(a)  Cell Cassette Prices.  Prices for Cell Cassettes purchased during Phase I
     --------------------
and Phase II shall be determined as shown in Appendix III, hereto. Prices are exclusive of all taxes of any nature imposed by any governmental authority, except taxes imposed on the income or profits of MSP. All such taxes shall be for AASTROM's account, whether or not collected, advanced or paid by MSP, and shall be paid by AASTROM, without mark-up, upon MSP's invoice, unless AASTROM timely provides proper tax exemption documents.

(b)  Phase I Collaboration Charge.  In addition to being paid for Cell Cassettes
     ----------------------------
ordered by AASTROM during Phase I, AASTROM shall compensate MSP for MSP's assistance and collaboration, as described in Section 9, below, on the basis set forth in Appendix III. MSP shall prepare and submit to AASTROM a budget of Phase I assistance and collaboration costs and expenses for AASTROM's approval. Once approved, AASTROM may issue purchase orders authorizing the commencement of collaborative work by MSP. MSP shall submit to AASTROM a monthly invoice referencing AASTROM's purchase order for assistance and collaboration, together with such supporting details as AASTROM may reasonably request. Assistance and collaboration costs shall not exceed the budget approved by AASTROM without AASTROM's prior written consent. The Parties acknowledge that budgets may need to be revised to reflect updated cost estimates; however, any changes to approved budgets will require the Parties' prior written consent.

(c)  Component Order and Prices.  From time to time throughout the Term, AASTROM
     --------------------------
may submit to MSP purchase orders for Components and MSP shall manufacture and sell to AASTROM such Components in accordance with the terms of this Agreement for the manufacture of Cell Cassettes, as they may be applicable, excepting only the provisions of Sections 3(a) with regard to references to AASTROM's obligation to forecast and purchase its specific Requirements from MSP. Prices for any Components purchased by AASTROM during the Term shall be quoted separately by MSP at the time of order with such quoted price not to exceed MSP's actual manufacturing costs to produce such Components, multiplied by the applicable Phase II Mark-Up Rates (as set forth in Section B.3 of Appendix III) then in effect for the forecasted annual volume of Cell Cassettes to be purchased by AASTROM.

(d)  Best Diligent Efforts.  At all times during the Term of this Agreement, MSP
     ---------------------
shall use its best diligent efforts to manufacture Cell Cassettes, procure components and perform other services as provided in this Agreement at the lowest cost reasonably practicable.

Furthermore, subject to Section 21 below, it is the explicit understanding of the parties that MSP will, on a proactive basis and at no additional cost to AASTROM, seek out additional methods and means that will lead to reduced costs, quality improvements and increased efficiency with regard to the manufacture of Cell Cassettes.

SECTION 5.  PAYMENT AND COLLECTION.
            ----------------------

(a)  Payment.  AASTROM shall pay MSP the full amount of the purchase price of
     -------
Cell Cassettes upon the due date set forth on MSP's invoice; provided, however invoices for Cell Cassettes rightfully rejected by AASTROM shall not be due unless and until repair or replacement units are provided by MSP. With respect to Cell Cassettes and Components, terms of payment shall be net 45 days from the date of delivery by MSP pursuant to Section 3, above, and the submission by MSP of an itemized invoice in the form attached hereto in Appendix IV including the purchase price for such Cell Cassettes calculated in accordance with Appendix III, together with such supporting documents as AASTROM may reasonably request. Accounts unpaid beyond their due date will bear interest at a rate, to be determined by MSP in its sole, absolute discretion, not to exceed the higher of 1 1/2% per month on the unpaid balance or the highest rate legally permissible in the state of Michigan. If payment by AASTROM is improperly withheld and MSP retains an agency and/or attorneys to collect amounts overdue, all collection costs, including without limitation, reasonable attorneys' fees, shall be payable by AASTROM.

(b)  Deductions from Invoice.  AASTROM will promptly notify MSP of any disputed
     -----------------------
invoice. It is the intention of the Parties that disputed invoices will be settled by the Parties in good faith negotiations prior to the invoice due date. However, unless MSP issues a credit memo, or unless AASTROM rightfully rejects Cell Cassettes or notifies MSP of its acceptance of a partial shipment pursuant to Section 3(f), AASTROM shall make full payment of MSP invoices for accepted Cell Cassettes without deduction and regardless of any claim, counterclaim or setoff AASTROM may have against MSP, except as such setoff may otherwise be permitted under Appendix III, Section 3(f) or Section 12(d). Any such claim, counterclaim or setoff shall be resolved exclusively as a separate matter pursuant to Section 24, below.

(c)  Relief for Non-Payment.  In the event payment for Cell Cassettes becomes
     ----------------------
past due, MSP will have the option, in addition to any other rights it may have under the UCC or otherwise, in its sole, absolute discretion, to cancel or delay shipment or orders of AASTROM previously accepted, to declare all sums owing from AASTROM to be immediately due and payable, and to cancel credit previously extended.

SECTION 6.  SPECIFICATIONS, DMR AND CHANGES.
            -------------------------------

(a)  Specifications.  MSP shall manufacture and assemble Cell Cassettes to then-
     --------------
current Specifications and no part of MSP's responsibility may be subcontracted without the prior written consent of AASTROM.

(b)  Establish DMR.  As further described in Section 9, MSP shall prepare a DMR
     -------------
covering the manufacture of the Cell Cassettes from the Specifications, other requirements and technical information to be provided by AASTROM, and manufacturing and quality processes and procedures established by MSP. AASTROM review and approve the DMR to assure that it accurately reflects the Specifications.

(c)  Specification and DMR Changes.  Notwithstanding any provision of this
     -----------------------------
Agreement to the contrary, MSP shall not have the right to change the Specifications without the prior written consent of AASTROM. If a Party desires a change to Specifications or any part of the DMR, it shall submit a proposed change, setting forth a detailed description and drawings thereof. Subject to
Section 6(d), the Parties shall work in good faith as expeditiously as is reasonable to reach a determination whether a change to Specifications will be made and, if so, when such change will be implemented and the effect that such change will have, if any, on quantities, quality criteria, price and delivery dates.

(d)  MSP Refusal to Change Specification.  If AASTROM proposes a change to
     -----------------------------------
Specifications that it states is material to the efficacy, safety or reliability of the Cell Cassette or which AASTROM reasonably demonstrates is necessary for AASTROM to remain cost competitive, and if such change is currently manufacturable, then upon the refusal of MSP to implement such change, AASTROM shall have the right, without liability, in accordance with Section 17(b), below, to terminate this Agreement on a prospective basis for all Requirements incorporating the changed Specifications that have not yet been submitted on purchase orders. The Parties will cooperate to implement changes to Specifications in an orderly manner and to afford MSP a reasonable transition time to the extent necessary to effect such Specification changes.

(e)  Other Changes.  AASTROM may cancel or change quantities or delivery dates
     -------------
     under any purchase order upon terms that make MSP whole for its costs in respect of materials and work-in-process as set forth in Section 3(a).

(f)  Returns.  Except as expressly provided in this Agreement including, without
     -------
limitation, as provided in Sections 3(f) and 12(a), below, in no case may Cell Cassettes be returned to MSP without first obtaining MSP's written consent which will not be unreasonably withheld.

SECTION 7.  MSP's FACILITIES AND MANUFACTURING ENVIRONMENT.  With respect to its
            ----------------------------------------------
manufacturing facilities and assembly obligations applicable to the production of Cell Cassettes, MSP shall:

(a) be registered with the FDA as a Medical Device Establishment to the extent required by the Act. As such, MSP will maintain facility registrations and inspection records required by the FDA;

(b) have and maintain a Class 100,000 certified assembly area operating at less than 20,000 particulate-count and arrange for annual certification to be conducted by an independent testing service. A routine monitoring plan, to include at least monthly testing, will also be established and performed by MSP (the foregoing routine monitoring plan shall be subject to AASTROM's approval, which approval shall not be unreasonably withheld);

(c) maintain adequate personnel and facilities, including but not limited to sufficient engineering support and assembly resources to support the manufacture of Cell Cassettes ordered by AASTROM. MSP will provide AASTROM annually with a project plan to meet AASTROM's forecast annual Requirements and AASTROM will provide timely comments thereon;

(d) manufacture and assemble all of the Cell Cassettes in compliance with GMPs as required by the Act; provided that, AASTROM, as the owner of the DMR, shall
                        -------- ----
have the responsibility for approving the DMR and any changes thereto as established by MSP in accordance with Section 9, below;

(e) achieve EN29002 and EN46002 or EN46001 certification by a notified body by September 17, 1996, establish, maintain and document a quality system as may be required as a condition of such certifications;

(f) together with the Equipment to be provided by AASTROM, provide and maintain adequate manufacturing Equipment to perform its obligations under Section 6 of this Agreement;

(g) have and maintain adequate procedures for procurement, acceptance, supplier quality audits and material control of all component parts to be used or incorporated in Cell Cassettes;

(h) report to AASTROM in writing any known adverse events, circumstances or potential problems relating to MSP's FDA registration or its EC certifications referred to in Section 7(e), above;

(i) allow AASTROM and its agents, at their own cost and risk, to review and inspect MSP's facilities, FDA compliance files and correspondence to and from the FDA and notified bodies applicable to this Agreement; and

(j) maintain files of all Cell Cassette-related complaints received by MSP from AASTROM and conduct failure investigations, including establishing written records with conclusions and corrective measures, for all such Cell Cassettes complaints involving a failure to meet Specifications.

SECTION 8.  MSP MANUFACTURING PROCEDURES.  MSP's obligation to manufacture Cell
            ----------------------------
Cassettes shall be to deliver Cell Cassettes as described in Section 6(a), above and in accordance with the DMR. Without expanding or diminishing that obligation, and for purposes of illustration only, it is contemplated by the Parties that such obligation shall encompass:

(a) injection molding and processing the main Components of the bioreactor device for the Cell Cassette including any sonic welding and vacuum plasma surface treatment operations;

(b) assembling the aforesaid bioreactor devices utilizing fixturing provided by AASTROM, or alternative fixturing as developed;

(c) injection molding components of the Cell Cassette fluid pathway tubing assembly and supplying them to the tubing kit subcontractor;

(d) injection molding non-fluid contact enclosure components for the Cell Cassette using molds supplied by AASTROM;

(e) procuring the waste reservoir and media supply enclosure from an AASTROM-approved source;

(f) assembling the enclosure, the waste reservoir and media supply enclosure, the bioreactor and the fluid pathway tubing assembly described in Sections 8(d), (e), (b) and (c), above, respectively;

(g) providing AASTROM with a proposal for the procurement of components and for assembly of the fluid pathway tubing assembly and, once approved by AASTROM, assuming assembly of the fluid pathway tubing assembly;

(h)  performing testing in accordance with the DMR;

(i)  validating Cell Cassettes to the applicable sterilization assurance level;
and

(j) performing on-going vendor audits and validation procedures, as required by GMPs, and conducting a reasonable incoming inspection of purchased components for compliance with Specifications.

SECTION 9.  COLLABORATIVE AND OTHER RESPONSIBILITIES OF THE PARTIES.
            -------------------------------------------------------

(a)  Overview.  AASTROM shall be responsible for the establishment and updating
     --------
of the design, development, Specifications and regulatory approval, and for the marketing and sale (collectively, the "Development") of the Cell Cassette and Components. MSP shall collaborate in that effort as set forth in Section 9(c), below. MSP shall be responsible for manufacturing the Cell Cassettes and Components to Specifications and sterilization as provided in Section 6(a) above, and in accordance with the DMR, including responsibility for manufacturing, assembly and sterilization procedures.

(b)  Responsibilities of AASTROM.  AASTROM shall be responsible for establishing
     ---------------------------
the Specifications and any modifications thereto, obtaining all FDA and foreign regulatory approvals with respect to the Development and commercialization of the Cell Cassette and Components, including, without limitation, PMAs and CE Mark and, except, as expressly assumed by MSP under this Agreement, shall be responsible for all laws, rules and regulations governing the Development of the Cell Cassette and Components. AASTROM shall develop final Specifications and functional requirements for the Cell Cassette including all of its Components and shall select materials and determine the design, quality assurance requirements and test criteria in consultation with MSP, design contractors and other manufacturing subcontractors as AASTROM in its sole, absolute discretion deems appropriate. AASTROM shall establish all process procedures to perform the required tissue culture treatment of portions of the Cell Cassette and Components and will provide MSP with the AASTROM Equipment and with training in areas of AASTROM's expertise reasonably necessary or proper for MSP to perform its manufacturing obligations under this Agreement. AASTROM shall perform simulated use tests and reliability demonstration tests to assist MSP in the proper manufacture of the Cell Cassette and Components. AASTROM shall have final approval for choosing all suppliers to MSP of Components used for Cell Cassettes and shall have complete responsibility (other than for proper assembly into the Cell Cassette) for Components supplied directly by AASTROM. Suppliers shall generally be chosen after AASTROM obtains advice from MSP, but AASTROM shall not choose a supplier that MSP states will materially impede MSP's obligations under this Agreement. Prices of supplied Components shall be subject to prior written approval by AASTROM. Notwithstanding the foregoing, nothing in this Section 9 shall be deemed to relieve MSP of its responsibility under this Agreement to manufacture the Cell Cassettes and Components to Specifications, and in accordance with the DMR.

(c)  MSP's Collaboration.  MSP will collaborate with AASTROM in its Development
     -------------------
efforts as set forth in this Section 9(c), but in no event shall MSP be responsible as a result of such collaboration under this Agreement or otherwise for the Development, including, without limitation, the efficacy, of the Cell Cassette. MSP shall, as requested by AASTROM, collaborate with AASTROM and the other design contractors to assist AASTROM in selecting materials and determining manufacturing process development for the Cell Cassette. Notwithstanding the foregoing, MSP shall be responsible only for the manufacture, assembly and sterilization of the Cell Cassette as provided in
Section 6(a), above, and otherwise upon the terms and conditions of this Agreement, and not for its Development.

(d)  Other Responsibilities of MSP.  In connection with MSP's manufacturing and
     -----------------------------
assembly obligations under this Agreement, MSP shall:

     (1) prepare the DMR in accordance with the then-current manufacturing Specifications and the criteria for testing the Cell Cassette, all to be provided by AASTROM. Manufacturing documentation shall be owned by AASTROM and shall consist of: (i) the DMR documentation; (ii) documentation of Specifications and drawings for Cell Cassette parts to be provided by MSP or acquired by MSP from approved vendors; (iii) test and acceptance procedures and criteria documentation; (iv) subassembly specifications, drawings and requirements documentation; (v) manufacturing instructions and procedures documentation; and (vi) quality instructions and procedures documentation;

     (2) prepare the DMR as set forth in Section 6(b), above, and maintain the DMR in accordance with a documented change management system reasonably acceptable to AASTROM which system shall include the approval of all Cell Cassette manufacturing changes by AASTROM prior to implementation by MSP. The foregoing change management system documentation shall also include the history of all changes including validation and/or rationale and shall be owned by AASTROM;

     (3) prepare a gamma sterilization validation plan, utilizing mutually agreeable subcontractors, and conduct or subcontract the required laboratory tests, including product tests and environmental monitoring, to achieve a 10/-6/ sterility assurance level per ANSI/AAMI SY32-1991 for the Cell Cassette;

     (4) to the extent required for submittal by AASTROM to the FDA or other regulatory authorities in connection with the Cell Cassette, prepare a detailed description of MSP's manufacturing methods, processes, procedures and facility applicable to the manufacture and testing of the Cell Cassette as requested by AASTROM;

     (5) establish a finished device packaging plan, utilizing mutually agreeable subcontractors, conduct packaging validation, and establish final packaging and shipping specifications based upon functional requirements provided by AASTROM;

     (6) provide engineering and other support for validation of the Cell Cassette manufacturing process and for sterility validation for each Shipment Lot;

     (7) use reasonable efforts to train AASTROM's technical representatives at MSP's facilities, at AASTROM's request and expense from time to time during the Term in all applicable procedures for manufacture of the Cell Cassettes. Such representatives shall sign reasonable non-disclosure agreements in accordance with Section 16(b) consistent with the terms of this Agreement to protect MSP's Confidential Information. AASTROM and such representatives shall also comply with all of MSP's reasonable regulations with regard to access by visitors during such training sessions and MSP reserves the right to deny access to its facilities by non-AASTROM employees provided that such access shall not be unreasonably withheld; and

     (8) develop a quality measurement system acceptable to AASTROM and report in a manner reasonably satisfactory to AASTROM on a monthly basis with regard to MSP's progress. This system shall include, at a minimum, (i) metrics on the percent of non-conforming Cell Cassettes, including trending data; (ii) the percentage of the top five defects; and (iii) a FRACAS (Failure Report Analysis and Corrective Action System) detailing the root-cause analysis, corrective actions taken, and proof of implementation.

SECTION 10.  EQUIPMENT.
             ---------

(a)  Ownership.  The Parties acknowledge that the Equipment is the sole and
     ---------
exclusive property of the Party indicated on Appendix I as such Appendix may be augmented by mutual agreement of the Parties from time to time. Equipment shall be located at the premises of MSP in Seagrove, North Carolina or other facilities of MSP as the Parties may agree. Except for the sole purpose of performing maintenance, none of the Equipment owned by AASTROM shall be relocated by MSP without the prior written consent of AASTROM. It is understood that AASTROM shall have the right to remove the Equipment it owns from MSP's facilities at any time upon reasonable notice to MSP, except that if such removal shall impede MSP's performance under this Agreement, MSP shall so notify AASTROM and such Equipment shall not be removed until the condition of such impedance shall no longer pertain. Notwithstanding the foregoing, in the event that MSP's performance is suspended by reason of force majeure, AASTROM shall be entitled to remove its Equipment to enable AASTROM to continue to manufacture Cell Cassettes. Upon removal of its Equipment, AASTROM shall pay MSP its reasonable costs of disassembly and freight to a location of AASTROM's choice. AASTROM shall return such Equipment to MSP's facilities upon MSP's demonstration (to the extent it can reasonably do so without the use of such Equipment) to AASTROM's reasonable satisfaction of its capability to resume manufacture of the Cell Cassettes. Equipment added to Appendix I shall be owned by the Party that paid for it or in accordance with
Section 21(b), as applicable. Upon expiration or earlier termination of this Agreement, and the payment by AASTROM of all outstanding invoices, MSP shall, within thirty (30) days thereafter, return all of AASTROM's Equipment to AASTROM's facilities (or other location designated by AASTROM in writing) with all reasonable packing, transportation and insurance costs to be paid by AASTROM.

(b)  Identification Tags.  Identification tags supplied by AASTROM containing
     -------------------
information relating to its ownership of Equipment shall be affixed by MSP and such tags shall not be removed by MSP without the written approval of AASTROM.

(c)  Liens and Insurance.  MSP shall not impair the right, title and interest of
     -------------------
AASTROM in and to the Equipment it owns, nor shall MSP allow any lien or encumbrance to be levied upon such Equipment. During the Term, and until Equipment owned by AASTROM is removed by AASTROM or abandoned, MSP shall carry and maintain, at its expense, all-risk property insurance covering the Equipment at full replacement cost.

(d)  Inspection.  AASTROM shall have the right, at reasonable times during
     ----------
normal business hours and upon reasonable notice, to inspect its Equipment from time to time to ensure that it is being maintained in accordance with Section 10(f), below, and utilized in a manner consistent with the provisions of this Agreement.

(e)  No Modification.  MSP will not alter or modify AASTROM's Equipment in any
     ---------------
material way without the prior consent of AASTROM. If AASTROM gives such consent, any alteration or modification shall become the property of AASTROM.

(f)  Maintenance.  MSP will conduct day-to-day preventative and operational
     -----------
maintenance on all of the Equipment. Such day-to-day maintenance will be adequate: (i) to maintain the Equipment in good working order and condition, ordinary wear and tear and casualty excepted; (ii) to meet all expressed conditions required by manufacturers' written warranties, if any, given with the Equipment so that such warranties remain in effect for their stated terms; provided that MSP has received from AASTROM a copy of such warranty; and (iii)
-------- ----
to promote adherence to agreed-upon quality standards as well as the Specifications and to help minimize unscheduled downtime.

(g)  Use.  Equipment owned by AASTROM shall be used solely for the benefit of
     ---
AASTROM to produce Cell Cassettes.

SECTION 11.  RIGHT OF INSPECTION.
             -------------------

(a)  Rights of Inspection.  In addition to AASTROM's right to inspect Cell
     --------------------
Cassettes upon delivery pursuant to Section 3, AASTROM shall have the following rights of inspection, each such right to be exercised, if at all, at its own cost and expense:

     (1) to inspect, sample and test Cell Cassette work-in-progress and review process control reports and manufacturing records at MSP's facilities upon at least three (3) work days' prior notice to MSP and shall consult with MSP if it believes that its inspection shows MSP is failing to meet its obligations under this Agreement (in such event the parties will work together toward resolution of any such failure); and

     (2) to inspect, sample and test Cell Cassettes at MSP's facilities after notice by MSP that a Shipment Lot is ready for shipment to a sterilizer location. Such inspection must be conducted, if at all, within ten (10) days after receipt of such notice.

(b)  Waiver.  AASTROM's right to inspect under this Section 11 and any
     ------
inspection by AASTROM hereunder, or AASTROM's acceptance of or payment for Cell Cassettes, shall not be deemed to relieve MSP of any of its obligations under the terms of this Agreement nor a waiver by AASTROM of its rights to inspect upon delivery pursuant to Section 3 or with respect to breach of warranty as set forth in Section 12, below.

(c)  Self-Certification.  The Parties shall work together toward self-
     ------------------
certification pursuant to which MSP will conduct in-process controls and finished device testing in order to augment, and reduce the need for, exercise by AASTROM of its inspection rights.

(d)  Records; Inspection.  For at least two years after the expiration or any
     -------------------
earlier termination of this Agreement (under Section 17 below), MSP shall retain accurate and complete records with respect to its work and manufacture of the Cell Cassettes to the extent necessary to reasonably satisfy all applicable FDA and EC requirements and to verify the time worked and material and other costs invoiced to AASTROM. MSP shall make available to AASTROM, cost information that AASTROM may reasonably request in connection with the establishment of Phase II pricing in accordance with Appendix III. Upon reasonable notice to MSP, AASTROM and/or its designated independent auditor may inspect and conduct a reasonable audit on such records. If MSP does not agree with the results of the audit, then the dispute shall be resolved pursuant to Section 24, below. Furthermore, if the results of such audit indicate an overcharge by MSP of ten percent (10%) or more of AASTROM's applicable purchase price from MSP, MSP shall reimburse AASTROM for the cost of performing such audit, otherwise the cost of such audit shall be borne by AASTROM. If such audit shows an overcharge by MSP of AASTROM's applicable purchase price from MSP, MSP shall, upon its review of said audit, promptly reimburse AASTROM for such overcharge plus interest at a rate of 11/2%/month since the date of payment by AASTROM of the applicable invoice(s).

SECTION 12.  WARRANTY; RECALLS.
             -----------------

(a)  Warranty.  MSP warrants to AASTROM that each Cell Cassette and Component
     --------
shall comply with the then-current Specifications and shall be free from defects in material and workmanship and shall be manufactured and assembled in compliance with the DMR and all United States federal, state and local laws, rules and regulations and with all applicable EN29002 and EN46002 requirements (and any amendments thereto and replacements thereof), applicable at the time of manufacture. For a period of one (1) year after delivery to AASTROM, AASTROM shall have the right to notify MSP that a Cell Cassette or Component does not conform to this warranty. Such notice shall set forth in detail the reason for such non-conformance. AASTROM shall prepare for shipment and return to MSP allegedly defective Cell Cassette or Component in accordance with MSP's written directions and at MSP's cost. Upon reasonable verification of noncompliance with this warranty, MSP shall repair a defective and non-conforming Cell Cassette or Component or, at its option, replace a defective Cell Cassette or Component with non-defective, conforming units within thirty (30) days after receipt of notice from AASTROM of the nonconformance. However, if in MSP's reasonable judgment such repair or replacement cannot be accomplished within said time, MSP shall issue to AASTROM a credit for the price of each unit of Cell Cassette or Component verified as defective. All shipping and other costs incurred in connection with the repair or replacement of all such nonconforming Cell Cassette or Component units shall be paid by MSP. The foregoing warranty shall not apply to the extent that the non-conformance is due to a defective component supplied by AASTROM or compliance with the Specifications as supplied by AASTROM. Notwithstanding any statutory or other law to the contrary, it is understood that the foregoing one (1) year warranty period begins on delivery of the Cell Cassette or Component to AASTROM regardless as to when a defect in a Cell Cassette or Component may be discovered.

(b)  DISCLAIMER.  THE WARRANTY SET FORTH IN SECTION 12(a), ABOVE, IS GIVEN TO
     ----------
AASTROM ONLY AND IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED BY AFFIRMATION, PROMISE, DESCRIPTION, MODEL, SAMPLE OR OTHERWISE. ANY AND ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE, ARE HEREBY DISCLAIMED. THE REMEDIES SET FORTH IN THIS AGREEMENT SHALL BE AASTROM'S EXCLUSIVE REMEDIES FOR DEFECTIVE AND NONCONFORMING PRODUCTS.

(c)  No Third-Person Warranty.  AASTROM will not make any warranty,
     ------------------------
representation or guaranty to any person, either orally or in writing, in the name of or on behalf of MSP.

(d)  Recalls.  From time to time throughout the Term, AASTROM may in its
     -------
discretion determine that it is necessary or advisable to recall Cell Cassettes manufactured by MSP. In such event, if AASTROM reasonably determines that the number of reported incidence of defective Cell Cassettes is high in relation to AASTROM's historical incidence rate for defective Cell Cassettes and/or general medical product industry standards and AASTROM recalls one or more Shipment Lots due to a failure of such units to meet Specifications during the Warranty Period, AASTROM shall so notify MSP of the recall and the Parties shall jointly exchange relevant information and consult on causation of the defective units prior to implementing the recall. In the event it is determined by the Parties that the Cell Cassettes were defective due to a failure of such units to meet Specifications during the Warranty Period, MSP agrees to reimburse AASTROM for the reasonable direct costs incurred by AASTROM in conjunction with the recall including the cost of replacing, shipping and testing the units of the Shipment Lot(s) recalled, whether or not all such units are ultimately determined to have been defective, by way of a reduction in MSP's applicable mark-up rates (as set forth on Appendix III) to 15% until the cost of the recall has been recovered by AASTROM. Any disputes regarding causation of defective units involved in a recall that cannot be resolved by the Parties will be resolved through arbitration in accordance with Section 24(b). Furthermore, in the event this Agreement is terminated for any reason prior to AASTROM recovering the full amount of its recall costs from MSP, MSP shall promptly pay to AASTROM the amount of any unreimbursed costs. For the purpose of clarification, it is agreed that AASTROM shall be solely responsible for determining whether any product recall, correction or withdrawal is required and for complying with all of the medical device reporting requirements pursuant to 21 CFR Part 803.

SECTION 13.  LIMITATION OF DAMAGES LIABILITY.
             -------------------------------

(a)  Third Party Claims Not Related to Manufacturing Defect.  MSP shall have no
     ------------------------------------------------------
liability for any damages claimed by a third party if the claim does not arise from or relate to a manufacturing defect by MSP.

(b)  Third Party Claims Related to MSP's Delays.  MSP shall have no liability
     ------------------------------------------
for any damages claimed by a third party arising from or related to MSP's delays in manufacturing and delivering Cell Cassettes; provided, however, this limitation of liability shall not apply with respect to any third party which has a contractual relationship with MSP with respect to claims arising out of such contract.

(c)  Third Party Claims for Product Liability.  With respect to a third party's
     ----------------------------------------
claim for products liability in connection with the manufacture of the Cell Cassettes or Components, MSP's liability shall not exceed*, in the aggregate for the Term of this Agreement.

(d)  AASTROM's Claims - Phase I.  During Phase I, MSP's liability for damages to
     --------------------------
AASTROM for any breach of MSP's obligations, warranties or representations under this Agreement shall not exceed* in the aggregate. Notwithstanding the foregoing this limitation of liability shall not apply with respect to any breach of MSP's obligations to maintain and protect AASTROM's Equipment, Intellectual Property and Confidential Information, or MSP's obligations under
Section 23 hereof regarding similar products.

(e)  AASTROM's Claims - Phase II.    During Phase II, MSP's liability for
     ---------------------------
damages to AASTROM for any breaches of MSP's obligations, warranties or representations under this Agreement shall not exceed: (i) in the event of a breach which does not result in the termination of this Agreement, an amount equal to*; or (ii) in the event

----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION of a breach which does result in the termination of this Agreement, an amount equal to*.

     Notwithstanding the foregoing, the foregoing limitation of liability shall not apply with respect to any breach of MSP's obligations to maintain and protect AASTROM's Equipment, Intellectual Property and Confidential Information, or MSP's obligations under Section 23 hereof regarding similar products.

(f)  Willful Wrongdoing.   Notwithstanding anything to the contrary contained in
     ------------------
this Agreement, there shall be no limitation on MSP's liabilities arising from or related to any criminal activity by MSP or any willful wrongdoing by MSP, excepting however, the* limitation on liability for third party claims for product liability as specified in Section 13(c) shall remain applicable, even in the event of criminal activity or willful wrongdoing by MSP.

(g)  Nature of Damages.  The damages referenced in this Section 13 include
     -----------------
damages of any nature whatsoever including without limitation, direct, indirect, special, incidental and consequential damages. No Party shall have any liability for any punitive damages.

(h)  Mitigation.  The non-breaching Party, as well as the breaching Party, shall
     ----------
use its best diligent efforts to mitigate the damages caused by the breach.

(i)  AASTROM's Liabilities.  Except with regard to AASTROM's obligations under
     ---------------------
Sections 14(a) and (d) and 16, it is agreed that AASTROM's liability to MSP with regard to any claim for damages that may arise from a breach of any of AASTROM's obligations, warranties and representations under this Agreement shall not exceed the purchase price for the Cell Cassettes or Components with respect to which AASTROM is in breach.

     Notwithstanding the foregoing, the foregoing limitation of liability shall not apply with respect to any breach of AASTROM's obligations with regard to the Intellectual Property or Confidential Information of MSP, nor shall such limitations apply in the event of criminal activity or willful wrongdoing by AASTROM.

SECTION 14.  INDEMNITY.
             ---------

(a)  AASTROM's General Indemnity.  The Parties acknowledge that AASTROM has
     ---------------------------
designed, developed and established the Specifications for the Cell Cassette and Components, and is responsible for the Development (as defined in Section 9, above). To the extent not covered by MSP's indemnification obligations under
Section 14(b) below, and to the extent MSP's liabilities to third parties exceed the limitation of damage liabilities specified in Section 13(a), (b) and (c) hereof, AASTROM will indemnify, hold harmless and defend MSP and its parents and affiliates and its and their officers, directors, agents, employees and contractors and their successors and assigns (individually and collectively, the "MSP

----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION

Indemnitees") from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys' fees, in connection with bodily injury, death or otherwise, for claims made by third parties, including, without limitation, a governmental agency or other entity, against any of the MSP Indemnitees arising out of or in connection with (1) the design, manufacture, sale, use, function or operation of the Cell Cassette and Components or (2) the breach by AASTROM of its covenants, representations or warranties under this Agreement, or (3) the non-compliance by MSP with GMPs, but only to the extent that such non-compliance is caused by the failure of AASTROM to comply with a covenant under this Agreement, or a Specification or written requirement of AASTROM that is in express direct violation of GMPs. Upon receipt of a claim indemnified hereunder, MSP shall give AASTROM prompt notice thereof and shall, at no out-of-pocket expense to MSP, cooperate with AASTROM with respect to the defense of such matter. MSP shall have the right, without affecting its indemnity hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but AASTROM will control the defense and selection of lead defense counsel. AASTROM's counsel shall give due consideration to suggestions of MSP's counsel and AASTROM shall not settle any claim indemnified hereunder unless MSP is given a full and unconditional release in respect of such matter and any related matter.

(b)  MSP's General Indemnity.  MSP will indemnify, hold harmless and defend
     -----------------------
AASTROM and its parents and affiliates and its and their officers, directors, agents, employees and contractors and their successors and assigns (individually and collectively, the "AASTROM Indemnitees") from and against any and all loss, liability, cost, damage and expense (collectively, "Losses"), including without limitation, reasonable attorneys' fees, in connection with any claims made by third parties, including without limitation, a governmental agency or other entity, against any of the AASTROM Indemnitees for any product liability claim arising out of or in connection with the breach of any of MSP's warranties or obligations hereunder; provided, that notwithstanding anything in this Agreement to the contrary, MSP's total liability under this Section 14(b) shall not exceed* dollars, and AASTROM's indemnity set forth in Section 14(a), above, shall not be affected or limited by Losses that are in excess of MSP's indemnification obligations under this Section 14(b). Upon the receipt of a claim of indemnification hereunder, AASTROM shall give MSP prompt notice thereof and shall, at no out-of-pocket expense to AASTROM, cooperate with MSP with respect to the defense of such matter. AASTROM shall have the right, without affecting its indemnity rights hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but MSP will control the defense and selection of lead defense counsel. MSP's counsel shall give due consideration to suggestions of AASTROM's counsel and MSP shall not settle any claim indemnified hereunder unless AASTROM is given a full and unconditional release in respect of such matter.

(c)  Intellectual Property Warranty.
     ------------------------------

     (1) AASTROM represents and warrants that neither the design nor Specifications furnished by AASTROM to MSP in connection with this Agreement nor the manufacture or sale of Cell Cassettes to such design or Specifications or in conformance with the DMR (but

----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION excluding any of MSP's manufacturing process or methods that may be incorporated into any of the foregoing by MSP), will infringe any United States or foreign patent, trademark, copyright or other intellectual property right of others.

     (2) MSP represents and warrants to AASTROM that no manufacturing process or method employed by MSP to manufacture the Cell Cassettes will infringe any United States or foreign patent, trademark, copyright or other intellectual property right of others; provided that, such process or method was developed by, or originated from, MSP but without regard to whether such process or method is incorporated in the Specifications or DMR.

     (3) Without prejudice to the rights of MSP or AASTROM as set forth in Sections 14(d) and 14(e) below, respectively, if the manufacture or sale of Cell Cassettes to such design Specifications or DMR or the manufacturing process or method, respectively, is held to constitute an infringement of any intellectual property right of any third party or to result in such wrong, and such manufacture and sale is enjoined (by temporary, preliminary or permanent injunction), AASTROM or MSP, as the case may be, at its own expense, shall use its best diligent efforts to procure for the other party the right to continue to manufacture and sell Cell Cassettes, as applicable.

(d)  Intellectual Property Indemnity by AASTROM.  AASTROM will indemnify, hold
     ------------------------------------------
harmless and defend the MSP Indemnitees from and against any and all liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, with respect to which a claim is made by a third party against any of the MSP Indemnitees arising out of or in connection with the breach of AASTROM's warranty and representation set forth in Section 14(c), above. Upon receipt of a claim indemnified hereunder, MSP shall give AASTROM prompt notice thereof and shall, at no out-of-pocket expense to MSP, cooperate with AASTROM with respect to the defense of such matter. MSP shall have the right, without affecting its indemnity hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but AASTROM will control the defense and selection of lead defense counsel. AASTROM's counsel shall give due consideration to suggestions of MSP's counsel. AASTROM shall not settle any claim indemnified hereunder unless MSP is given a full and unconditional release in respect of such matter and any related matter.

(e)  Intellectual Property Indemnity by MSP.  MSP will indemnify, hold harmless
     --------------------------------------
and defend the AASTROM Indemnitees from and against any and all liabilities, costs and expenses, including, without limitation, reasonable attorneys fees, with respect to which claim is made by a third party against any of the AASTROM Indemnities arising out of or in connection with the breach of MSP's warranty and representation set forth in Section 14(c), above. Upon receipt of a claim indemnified hereunder, AASTROM shall give MSP prompt notice thereof and shall, at no out-of-pocket expense to AASTROM, cooperate with MSP with respect to the defense of such matter. AASTROM shall have the right, without affecting its indemnity hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but MSP will control the defense and selection of lead defense counsel. MSP's counsel shall give due consideration to suggestions of AASTROM's counsel. MSP shall not settle any claim indemnified hereunder unless

AASTROM is given a full and unconditional release in respect of such matter and any related matter.

SECTION 15.  OWNERSHIP OF INTELLECTUAL PROPERTY.
             ----------------------------------

(a)  Ownership of Intellectual Property.  Each Party shall retain and own (vis a
     ----------------------------------
vis the other Party) all right, title and interest to all copyrightable material, inventions, trademarks, trade secrets, trade dress or other intellectual property (collectively, "Intellectual Property") which it now owns. Notwithstanding the foregoing, AASTROM shall own all Intellectual Property and documentation generated by MSP in connection with the collaborative development and manufacture of Cell Cassettes, whether or not such Intellectual Property was generated prior to or after the Effective Date, except for Intellectual Property that relates to the molding and fabrication processes performed by MSP and the know-how in connection therewith. Said documentation to be owned by AASTROM shall include but not be limited to the Specifications, DMR documentation, material lists, supplier lists and descriptions of manufacturing methods and processes for manufacture of the Cell Cassettes (hereinafter, the "AASTROM Documentation"). Furthermore, notwithstanding anything contained herein, MSP acknowledges and agrees that the AASTROM Documentation will not embody or constitute the Intellectual Property of MSP. Nothing in this Agreement shall be deemed to grant a license to either Party under or with respect to the Intellectual Property of the other Party.

(b)  Return of Intellectual Property.  Upon expiration of the Term or upon any
     -------------------------------
earlier termination of this Agreement, MSP shall promptly transfer to AASTROM all AASTROM Documentation and Intellectual Property within MSP's possession or control, and AASTROM shall promptly transfer to MSP all MSP Intellectual Property within AASTROM's possession or control. Furthermore, in the event of any expiration or termination of this Agreement by AASTROM "for cause" pursuant to Section 17, or by MSP, other than in accordance with Section 17, MSP will provide AASTROM with full cooperation with regard to the transfer of any know-how embodied in AASTROM Documentation that is sufficient to allow AASTROM to manufacture the Cell Cassettes pursuant to this Agreement; provided that, except
                                                           -------- ----
for copying, MSP shall bear no expense of any nature in connection therewith.

SECTION 16.  CONFIDENTIAL INFORMATION.
             ------------------------

(a)  Title to Confidential Information and Related Documents.  Title to
     -------------------------------------------------------
Confidential Information provided by the Disclosing Party to the Recipient shall be and remain the sole and exclusive property of the Disclosing Party. Recipient shall return all such Confidential Information, together with all copies thereof, except for one archive copy, promptly upon the termination of this Agreement.

(b)  Non-Disclosure and Non-Use of Confidential Information.  The Recipient
     ------------------------------------------------------
shall hold all Confidential Information disclosed to it pursuant to this Agreement in confidence and will use Confidential Information only for the purpose of performing its obligations under this Agreement and for no other purpose whatsoever. The Recipient will not disclose Confidential Information to any third person and will disclose Confidential Information only to such of its employees as is necessary or reasonably appropriate to the performance of the Recipient's obligations under this Agreement. Recipient shall ensure that its employees and any permitted subcontractors having access to the Confidential Information of the Disclosing Party have previously agreed, either as condition of employment or to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those found in this Section 16(b) as a condition to such access. In the event that the Recipient is requested or required by court or governmental order to disclose any of the Confidential Information, the Recipient shall provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek a protective order or other appropriate protection. The Recipient will cooperate with Disclosing Party at the Disclosing Party's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded confidential treatment by such court or governmental entity.

(c)  Protection of Confidential Information.  The Recipient will observe
     --------------------------------------
reasonable precautions and procedures to protect and preserve Confidential Information to the same extent that the Recipient uses with respect to its own like confidential information.

SECTION 17.  TERM AND TERMINATION.
             --------------------

(a)  Term of Agreement.  The Term shall commence upon the Effective Date and
     -----------------
continue until its expiration on the seventh anniversary of the Effective Date, unless earlier terminated as provided in this Agreement.

(b)  Termination Upon Default.  Except for a failure and the corresponding
     ------------------------
remedy as expressly specified in Sections 3, 12 and 17(d), if either Party shall commit a material default in any of the material terms or obligations under this Agreement, the non-defaulting Party shall have the right to give the defaulting Party notice specifying with particularity the default and the circumstances surrounding the default. If the defaulting Party shall fail to cure, the noticed default within thirty (30) days after receipt of such notice (fifteen business days with respect to non-payment of amounts owed by AASTROM to MSP under this Agreement), the non-defaulting Party shall have the right to terminate this Agreement prospectively by giving the defaulting Party further notice of at least twenty (20) days prior to the effective date of termination set forth in such further notice.

(c)  Termination Upon Insolvency.  Either Party shall have the right to
     ---------------------------
terminate this Agreement prospectively by notice of at least ten (10) days to the other Party if the Party receiving such notice has filed a petition in bankruptcy or insolvency (or if such petition is filed against it and is not vacated, stayed or bonded within one hundred and twenty (120) days after such filing), or files a petition or answer seeking reorganization, readjustment or rearrangement of a substantial part of its business under any law relating to bankruptcy or leading to bankruptcy or is adjudicated by a competent regulatory agency to be bankrupt or insolvent, or a receiver is appointed for all or substantially all of the property of such other Party, or an assignment is made for the benefit of the creditors of such other Party, or any proceeding are instituted for the liquidation or winding up of the business of such other Party.

(d)  Termination Upon Inability of MSP to Perform.  If, on any three occasions
     --------------------------------------------
within a twelve-month period during the Term of this Agreement, one or more of the following events occur, then AASTROM shall have the right to notify MSP that AASTROM intends to terminate this Agreement prospectively, specifying an effective date of termination not less than thirty (30) days after the date of such notice: (i) more than ten (10%) percent of the Shipment Lots or units of Cell Cassettes delivered to AASTROM are properly rejected by AASTROM under Section 3(f), above;
(ii) more than 1 of 1,000 Cell Cassettes accepted by AASTROM fail to meet the warranty set forth in Section 12(a); or (iii) MSP fails to timely deliver a complete order of Cell Cassettes meeting Specifications. For purposes of this
Section 17(d), the term "timely deliver" shall mean delivery not more than ten
(10) days prior to, nor more than five (5) days after, scheduled delivery dates. The foregoing right of termination shall be in addition to AASTROM's right to seek damages available under law subject to the limitations set forth in Section 13.

(e)  Effect of Termination.  Termination of this Agreement by either Party shall
     ---------------------
not affect any purchase order submitted by AASTROM to MSP pursuant to the terms of this Agreement prior to the effective date of termination and the Parties shall fulfill their obligations under such purchase order or to be undertaken under this Agreement prior to such termination even if the completion of such obligations shall be after the effective date of termination. Notwithstanding the foregoing, upon any termination of this Agreement by AASTROM pursuant to this Section 17, AASTROM may, in its discretion elect to terminate all in-process manufacturing of Cell Cassettes by MSP and MSP shall terminate such manufacturing effective immediately upon notice from AASTROM. Furthermore, upon the expiration of the Term as specified in Section 17(a), or upon the termination of this Agreement other than a termination by AASTROM as permitted by Sections 17(b), (c) or (d), then AASTROM shall purchase, at the price set forth in this Agreement, all Cell Cassette finished goods, work in process and unique materials that have been purchased by MSP prior to the effective date of this Agreement for the manufacture of Cell Cassettes provided that the quantities of such goods and materials are reasonable in light of AASTROM's forecasted Requirements and provided that such goods and materials are not defective (per the Specifications). Without limiting the generality of the foregoing, to the extent necessary to give effect to the intention of the Parties expressed therein, the obligations of the Parties under Sections 10 ("Equipment"), 11(d) ("Records; Inspection"), 12 ("Warranty; Recalls"), 13 ("Limitation of Damages Liability"), 14 ("Indemnity"), 15 ("Ownership of Intellectual Property"), 16 ("Confidential Information"), 17 ("Term and Termination"), 18 ("Preferred Supplier; Alternative Supplier"), 19 ("Representations and Warranties"), 23 ("Similar Products"), 24 ("Governing Law; Dispute Resolution"), 25 ("Notices"), 28 ("Severability"), 29 ("Amendment and Waiver") and 32 ("Entire Agreement") shall survive termination of this Agreement in accordance with their terms.

(f)  Liabilities When No Termination.  Notwithstanding the foregoing, in the
     -------------------------------
event that MSP is in material breach of any of its warranties or obligations, and such breach does not allow AASTROM to terminate this Agreement pursuant to
Section 17, then MSP shall be subject to the liabilities and remedies available at law and by this Agreement for such breach, subject to the limitations set forth in Section 13.

(g)  Alternative Purchase of Product.  If MSP is in breach of MSP's obligations
     -------------------------------
to make and sell Cell Cassettes or Components as specified in this Agreement, and such breach does not result in a termination of this Agreement, and if AASTROM has available an alternative manufacturing source for said Cell Cassettes or Components, then AASTROM may cancel all or any part of any pending purchase orders (which purchase orders are within the quantities specified in the 12-month rolling forecast as specified in Section 3(a) hereof) for which MSP is unable or unwilling to accept and perform; and AASTROM may have said purchase orders performed by the alternative manufacturing source; and any damages suffered by AASTROM as a result of MSP's breach shall still be recoverable against MSP (subject to the limitations specified in Section 13 hereof).

SECTION 18.  PREFERRED SUPPLIER; ALTERNATIVE SUPPLIER.
             ----------------------------------------

(a)  Preferred Supplier.  During the Term, AASTROM shall regard MSP as its
     ------------------
"preferred supplier" for Cell Cassettes and purchase its Requirements from MSP; provided, however, nothing in this Agreement shall be deemed to
     --------  -------
preclude AASTROM from manufacturing the remaining forty (40%) percent of AASTROM's total requirements for Cell Cassettes by itself or from utilizing alternate suppliers for such manufacture.

(b)  Alternate Suppliers.  In the event that AASTROM elects to utilize an
     -------------------
alternative supplier for the Cell Cassettes during the Term, MSP shall provide reasonable cooperation by promptly supplying AASTROM with copies of all AASTROM Documentation at the reasonable expense of AASTROM; provided, however nothing
                                                    --------  -------
in this Section 18(b) shall be deemed to require MSP to provide training or consultation services to the alternate supplier with regard to the manufacture of the Cell Cassettes.

SECTION 19.  REPRESENTATIONS AND WARRANTIES.  MSP and AASTROM each represents
             ------------------------------
and warrants (1) that each has, respectively, the full right and authority to enter into this Agreement, and nothing provided in this Agreement will conflict in any way with any outstanding obligation, contractual or otherwise, of such Party, and (2) that each shall comply with all United States governmental laws, rules, regulations and orders applicable to its obligations under this Agreement.

SECTION 20.  FORCE MAJEURE.
             -------------

(a)  Suspension of Performance.  In the event that MSP or AASTROM (other than
     -------------------------
with respect to its obligations to pay money to MSP) is rendered unable, wholly or in part, to carry out its obligations under this Agreement by reasons of acts of God, industrial disturbances, outbreak of a state of emergency, war, hostilities, civil commotion, riots, epidemics, fires, earthquakes, floods or any other cause or causes similar or dissimilar to the foregoing beyond the reasonable control of the Party claiming benefit of force majeure, upon such Party's giving notice and reasonably full particulars of such reason to the other Party within a reasonable time after the occurrence of the cause relied upon, then the obligations of the Party giving such notice, so far as they are affected by such reason, shall be suspended during the continuation of any inability so caused, but no longer, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch without the necessity of expending sums (including, without limitation, for overtime labor) not otherwise required under this Agreement. When the event operating to suspend performance by either Party shall cease, this Agreement shall continue in full force and effect until the expiration or earlier termination as provided in this Agreement.

(b)  Cooperation.  In the event of a force majeure, AASTROM and MSP shall
     -----------
communicate and cooperate in seeking to avoid or minimize potential interruption of supply and to develop mutually acceptable contingency plans in the spirit of this Agreement. In any event, the time for a Party's performance under this Agreement shall be extended to the extent reasonably necessary to perform the suspended obligation.

(c)  Allocation of Resources.  In the event of a force majeure resulting in a
     -----------------------
partial inability of MSP to supply product to its customers, MSP may allocate resources that have not specifically been earmarked to this Agreement, to all of its customers in an equitable manner as determined solely by MSP.

Section 21.  MSP Competitiveness; Shared Investment Return.
             ---------------------------------------------

(a)  MSP's Competitiveness.  The Parties acknowledge that a primary
     ---------------------
consideration for AASTROM with regard to the selection of MSP as its preferred supplier was MSP's expertise and stated intention to be a cost-effective and a capable manufacturer and supplier of Cell Cassettes and Components and that AASTROM's commercialization strategy is dependent in part upon MSP's stated intention to use best diligent efforts to remain cost effective and capable. Thus, MSP will use best diligent efforts to search for methods and means that will lead to in-plant cost reductions, savings and maintenance and quality improvement. AASTROM will cooperate with MSP in these efforts.

(b)  Shared Investment Return.
     ------------------------

     (1) MSP Capital Investments.  If, during the Term, MSP shall invest in an
         -----------------------
AASTROM-approved capital project that results in a cost savings in the production of Cell Cassettes, MSP shall be entitled to retain such cost savings until MSP has recouped the entire cost of the capital project from Cell Cassettes purchased by AASTROM. Once MSP recoups such capital expenditure, the cost savings resulting from implementation of the capital expenditure shall be shared by the Parties on a 50%:50% basis and MSP shall be deemed to have assigned to AASTROM sole ownership of the capital property purchased by MSP such that the capital property shall be AASTROM's Equipment. Throughout the Term, any such capital property purchased by MSP shall be used by MSP solely for the manufacture of Cell Cassettes for AASTROM. The method for recoupment of MSP's capital investments and implementation of cost sharing shall be as set forth in
Section 21(b)(2) below.

     (2) Recoupment of MSP Capital Investment; Cost Sharing.  Effective on the
         --------------------------------------------------
first day of the quarter immediately following the quarter in which a capital project paid for by MSP is implemented and cost savings first occur, the Base Cost Assumption (calculated in accordance with Appendix III) shall be recalculated (RBCA) to reflect the cost savings resulting from implementation of the capital project. The difference between the original Base Cost Assumption
(OBCA) and RBCA shall be tracked by MSP on future orders of Cell Cassettes and the entire cost savings shall be allocated to MSP until MSP has recouped the amount MSP expended on the capital project. Thereafter, the cost savings resulting from implementation of the capital expenditure shall be allocated to AASTROM and MSP on a 50%:50% basis with regard to all Cell Cassette orders submitted by AASTROM.

     (3) AASTROM Capital Investments.  AASTROM shall enjoy all savings that
         ---------------------------
result from capital projects that are paid for by AASTROM or result from any changes in Specifications made by AASTROM. In the event that any such cost savings are implemented, the Base Cost Assumption utilized to calculate AASTROM's purchase price for Cell Cassettes shall be immediately reduced to reflect the amount of the cost savings. AASTROM shall also retain all ownership rights with regard to any capital property purchased by AASTROM which may be used by MSP in the manufacture of Cell Cassettes for AASTROM.

SECTION 22.  INSURANCE.
             ---------

During the Term, each Party shall procure and maintain at its own cost and expense, including the cost of premiums and deductibles, a general liability insurance policy, including product liability (completed operations) insurance, in an amount not less than* dollars per occurrence,* dollars aggregate bodily injury, death and property damage liability and commercial umbrella coverage of at least* dollars each occurrence and annual aggregate. Such insurance shall be written by a reputable insurance company licensed to do business in the United States, shall name the other Party as an additional insured, shall contain a broad form vendor's endorsement. During Term, MSP shall also carry and maintain in full force and effect all-risk property insurance covering the full replacement value of AASTROM's Equipment and MSP's building, machinery, equipment and work-in-process, as well as worker's compensation insurance in the statutory limits required by the State of North Carolina (or other applicable jurisdiction). Within ten (10) days after the Effective Date, each Party shall furnish the other Party with a certificate of insurance confirming the existence of such insurance and stipulating that the insurer will give the other Party at least ten (10) days' written notice prior to any cancellation of or material change in such insurance. The availability of the foregoing insurance coverage shall in no event be construed to limit or expand the Parties' agreement to limit liability to one another in accordance with Section 13.

SECTION 23.  SIMILAR PRODUCTS.
             ----------------

(a)  Continuing Prohibition.  At all times both during and after the Term, MSP
     ----------------------
shall not make or sell, or enable others to make or sell, the Cell Cassettes or Components, excepting only for making and selling the Cell Cassettes or Components for AASTROM.

(b)  Similar Products.  During the Term, MSP shall not (i) manufacture,
     ----------------
assemble, produce, ship or in any other way make available for use or distribution, by any party other than AASTROM, any product or system that is functionally the same as the Cell Cassette or Components, or (ii) in any way accept engagement with, or render service to, any individual, firm or corporation, other than AASTROM, as a consultant, instructor, expert, designer, manufacturer or producer, or act in any other capacity, which engagement or rendition of

----------
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                                     -26-
services involves the development or production of any product or system that performs the same function as the Cell Cassette. Furthermore, in the event that this Agreement is terminated by AASTROM "for cause" under Section 17, the foregoing prohibitions shall continue until twelve (12) months after the effective date of such termination. As used herein, a hematopoietic stem cell expansion product or system does not have the same function as a Cell Cassette
                                 ---
if it utilizes distinctly different methods and distinctly different disposable components than are used for the Cell Cassette.

SECTION 24.  GOVERNING LAW; DISPUTE RESOLUTION.
             ---------------------------------

(a)  Governing Law.  The construction, interpretation and enforcement of the
     -------------
terms, conditions, rights and liabilities set forth in this Agreement shall be in accordance with the internal laws of the State of New York, excluding its conflict-of-laws principles.

(b)  Dispute Resolution.
     ------------------

     (1) Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether common law or statutory, including, without limitation, claims asserting violations or the antitrust laws, will be settled exclusively by arbitration in New York, New York if initiated by AASTROM and in Ann Arbor, Michigan, if initiated by MSP (unless another location is mutually agreed in writing), using the American Arbitration Association. The arbitration will be heard before three arbitrators, one to be chosen by AASTROM, one to be chosen by MSP, and the third to be chosen by those two arbitrators.

     (2) The arbitrators will apply the internal law of the State of New York as set forth in Section 24(a), except that the arbitrators will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. To the extent consistent with the terms of this Agreement, the arbitrators shall have the power to grant injunctive relief. In all other respects, the Commercial Rules of the American Arbitration Association will govern the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so, and the parties to this Agreement hereby irrevocably consent and submit to the personal jurisdiction and venue of the applicable federal courts having jurisdiction in the district and state in which the arbitration is to occur, if at all, in accordance with this Section 24(b) (or in the state court in the county and state in which the arbitration is to occur, if at all, failing jurisdiction of the federal court) in any action or proceeding for that purpose as well as for any and all other permitted purposes, including, without limitation, in respect of a Party seeking injunctive relief, in connection with this Agreement. The Parties hereby irrevocably waive any and all claims and defenses either might otherwise have in any such action or proceeding in any of such courts based upon any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar claim or
                              ----- --- ----------
defense.

     (3) The failure or refusal of either Party to submit to arbitration as required by Section 24(b) will constitute a material breach of this Agreement. If judicial action is commenced in order to compel arbitration, and if arbitration is in fact compelled, the Party that resisted arbitration will be required to pay to the other parties all costs and expenses, including, without limitation, reasonable attorneys' fees, that they incur in compelling arbitration. The prevailing Party in arbitration shall be entitled to its reasonable attorneys' fees and costs of the arbitration proceeding without regard to the limitations set forth in Section 13. All other fees and charges of the American Arbitration Association will be borne as the arbitrators will determine in their award.

(c) Notwithstanding the Parties' agreement to submit to arbitration pursuant to this Section 24, either Party may petition any court of competent jurisdiction for injunctive relief in the event of an alleged breach of
Section 15(b) or 16.

SECTION 25.  NOTICES.
             -------

All notices required to be made hereunder shall be sent to the respective Parties set forth below by certified mail, return receipt requested or by facsimile (with confirmation copy by such certified mail):

          If to MSP:       Mid-State Plastics Division
                           Anchor Advanced Products, Inc.
                           Highway 220
                           P.O. Box 88
                           Seagrove, North Carolina  27341
                           Attn.:  Executive Vice President and General Manager
                           Facsimile: 910-873-8272

          with a copy to:  Piliero Goldstein Jenkins & Hall, LLP
                           292 Madison Avenue
                           New York, NY  10017
                           Attn.: Edward J. Goldstein, Esq.
                           Facsimile: 212-685-2028

          and

          If to AASTROM:   AASTROM Biosciences, Inc.
                           P.O. Box 376
                           Ann Arbor, Michigan  48106
                           Attn:  President and CEO
                           Facsimile: 313-665-0485

          with a copy to:  Gray Cary Ware & Freidenrich, P.C.
                           4365 Executive Drive, Suite 1600
                           San Diego, CA  92121-2189
                           Attn.:  T. Knox Bell, Esq.
                           Facsimile: 619-677-1477

          AASTROM and MSP may change their respective addresses and facsimile numbers for notices by a notice given by mail in accordance with this Section
25.  Unless
otherwise shown by documentary evidence, all notices shall be deemed received upon the earlier of actual receipt or three days after deposit in the U.S. mail, postage prepaid, or if by facsimile, on the business day next following the day sent.

SECTION 26.  SUCCESSORS AND ASSIGNS; SURVIVAL.
             --------------------------------

This Agreement is not intended to benefit any person not a Party hereto or to give any rights to any such non-party. This Agreement shall inure solely to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. This Agreement shall bind and inure to the benefit of any successor to a Party by merger or purchase of substantially all of the assets of the Party. Except to such a successor, neither AASTROM nor MSP may assign this Agreement in whole or in part without the prior written consent of the other, which consent shall not be unreasonably withheld. Any assignment or purported assignment by either party without any such required consent shall be null and void. The representations, warranties and covenants set forth in this Agreement shall survive its expiration or earlier termination as expressly provided or as is necessary to give full effect to the undertakings of the Parties prior to such expiration or termination.

SECTION 27.  HEADINGS.
             --------

Headings inserted in this Agreement are for the convenience of the parties and shall not govern any conclusion or interpretation of this Agreement or any of its provisions. Nouns and verbs in the singular person or tense shall include the plural person and tense and vice versa.
                                ---- -----

SECTION 28.  SEVERABILITY.
             ------------

In case any provision or part thereof in this Agreement shall, for any reason, be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof, and this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part thereof had been reformed so that it would be valid, legal and enforceable to the maximum extent permitted. Except as otherwise expressly set forth in this Agreement, neither Party shall have the right to set off all or any part of the damages it incurs as a result of the other Party's breach of its obligations in this Agreement against amounts that are owed to such other Party hereunder.

SECTION 29.  AMENDMENT AND WAIVER.
             --------------------

This Agreement may be amended or modified only by a written instrument executed by each Party hereto expressly stating that it is an amendment to the terms of this Agreement. Without limiting the generality of the foregoing, all sales and purchases of Cell Cassettes contemplated by this Agreement shall be made solely pursuant to the terms of this Agreement without consideration of any different or additional terms of any purchase order or sales acknowledgement or other form of either Party and any such additional or different terms are hereby objected to. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect the Party's right at a later time to enforce the same. No waiver by any Party of the breach of any term contained in this

Agreement, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such breach or of the breach of any other term of this Agreement, nor shall any such waiver be deemed to be a custom or practice of the waiving Party. No waiver shall be effective unless in writing, signed by the Party waiving compliance.

SECTION 30.  COUNTERPARTS.
             ------------

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 31.  INDEPENDENT CONTRACTORS.
             -----------------------

The relationship between the Parties is that of independent contractors and neither Party shall have the power to bind or obligate the other in any manner, other than as expressly set forth in this Agreement.

SECTION 32.  ENTIRE AGREEMENT.
             ----------------

This Agreement, including, without limitation, its recitals and Appendices, sets forth the entire agreement and understanding of the parties in respect of the subject matter hereof, including, without limitation, the purchase and sale of Cell Cassettes, and supersedes all prior agreements, arrangements, presentations and understandings relative to the subject matter hereof, whether written or oral, express or implied. No oral or written statement, representation, warranty or promise made prior to or contemporaneously with the execution of this Agreement shall be binding upon either party with respect to the subject matter hereof or shall otherwise affect the enforceability of this Agreement in accordance with its terms.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement effective on the Effective Date.

                              ANCHOR ADVANCED PRODUCTS, INC.


                              By:  /s/ FRANCIS OLMSTEAD
                                   --------------------------
                                   Francis Olmstead
                                   President and C.E.O.


                              AASTROM BIOSCIENCES, INC.


                              By:  /s/ R. DOUGLAS ARMSTRONG, Ph.D.
                                   -------------------------------
                                   R. Douglas Armstrong, Ph.D.
                                   President and C.E.O.

                                   APPENDIX I

                                   Equipment


I. Cell Cassette-related Manufacturing Equipment To be Provided and owned by AASTROM

     1.   Bioreactor Assembly Fixtures

     2.   Tissue Culture Treatment Process and Equipment Requiring:
          208 Volt 3 Flux 60HZ @ 60 AMPS Clean Earth Ground 2" Exhaust Vent

          Nitrogen       Carbon Dioxide
          Nitrous Oxide       Helium

     3.   Ultrasonic Welder - Dukane 700 Watt Ultracom Assembly System or
          Equivalent

     4.   Portable Clean Air Tent (if required)

     5. Leak Tester - Industrial Data Systems Sprint LC-P Pressure Decay Leak Tester Equivalent

     6. Sealing equipment for Harvest Bag, Waste Reservoir, and finished device packaging (if required)

     7.   UV curable adhesive application and curing equipment

     8.   Injection Molds

     9.   Robotic End Arm Tools

     10.  EMMA Welder and heat sealing station

II.  Manufacturing Equipment To Be Provided and owned by MSP:

     1. Hand Assembly, Pneumatic Tools, and Dimensional Measurement Equipment as required by project

     2. AutoCad and Pro Engineer workstation(s), either on site or readily accessible, to meet program objectives

     3.   Molding Equipment as Required by Program

          (600 ton, 300 ton, and 75 ton molding machines in class 100,000 medical molding facility;

          700 ton molding machines in an environment suitable for producing parts to be moved into a clean room)

     4.   Robotic pickers for molding machine.

     5.   Class 100,000 Assembly space as required by the Program

                                  APPENDIX II

                                 Specifications

                                  APPENDIX III

                                Pricing Schedule

                               For Phase I and II



A.  PHASE I PRICING FOR PRODUCTION AND COLLABORATION
    ------------------------------------------------

Pricing of Cell Cassettes and Collaboration during Phase I will be based on total cost of manufacturing as such costs are defined in (S)A.2 of this Appendix III (hereinafter "Costs") plus manufacturing "Mark-up". Accounting will summarize Costs at the end of each month and add the applicable Mark-up to generate an invoice in the form attached hereto as Appendix IV to AASTROM. AASTROM may at any time review MSP's books, records and supporting documentation with regard to such costs in accordance with Section 11(d) of the Agreement.

1.  MARK-UP
    -------

The manufacturing mark-up on Costs, will be*; provided, however, that in no
                                              --------  -------
event will MSP add a Mark-up on items supplied by AASTROM at no charge to, MSP; and provided further that the Mark-up on costs described in item 2(f), below,
    -------- -------
shall be* and there shall be no additional mark-up for costs described in items 2(h) and 2(j) below. Nor shall there be any mark-up on freight, taxes, insurance and other similar add-on charges with regard to the items listed below or for costs billed directly to AASTROM. Finally, in no event will there be more than one mark-up on any item.

2.   COSTS.  Costs may include the following and will be determined as follows:
     -----

     (a) Material.  Accounting will summarize invoiced amounts for all materials
         --------
used for Cell Cassettes. This will include, without limitation, generic materials, resins, packaging, process gases, custom fabricated components, assemblies, and devices. Freight-in will be included at invoiced amount.

     (b) General Expenses Purchases.  Accounting will summarize invoiced amounts
         --------------------------
for all products and services (including invoiced expenses in connection therewith) purchased solely for the Cell Cassette program, including express freight charges, if applicable. Purchase orders placed for Cell Cassette products and services will have a special "X" prefix to indicate to Accounting to accumulate copies of the invoices.

     (c) Travel expenses.  MSP employees will complete expense reports for
         ---------------
normal and customary travel, lodging, meals, and items incidental to the foregoing in connection with the Cell Cassette program. Expense reports will be submitted to Accounting accompanied by receipts for all purchases.
----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION

     (d) Direct Labor.  Direct labor cost will be at an average labor rate for
         ------------
the employee, calculated each month using a rolling 3-month average. Operators, lead operators, certified operators, and floor operators will log into the AASTROM area in a log book while they are working on the Cell Cassette program. Warehouse, maintenance, tooling and supervision will complete time sheets indicating hours and activities for the Cell Cassette program. Fringes will be calculated at* of the total cost of direct labor employed in the manufacture of Cell Cassettes during the month. At month end, the log will be summarized by Accounting.

          Current direct labor rates, including fringes, are:

                                                   $ Cost/Hr.
                                                   ----------

          Operator, Assembler, Floor Operator           *
          Inventory Clerk                               *
          Inspector/Auditor/Trainer                     *
          Shipping/Receiving/Truck Driver/
          Material Handler.                             *
          Maintenance                                   *
          Supervisor                                    *
          Tool Maintenance                              *


     (e)  Salary Labor.  Salaried labor will indicate on their weekly time sheet
          ------------
all hours and activities worked on the Cell Cassette program in minimum one-tenth hour increments. Payroll will forward time sheets with AASTROM hours to Accounting. At the end of each month, Accounting will total the hours by employee and charge the base salary plus* for fringes. Current typical salaries, including fringes, are:


                                   $ Cost/Hr.
                                   ----------
          Process Engineer              *
          Customer Service              *
          Cost Accountant               *
          Quality Engineer              *
          Tooling Engineer              *
          Plant Manager                 *
          Operations Director           *
          VP Operations                 *
          VP Engineering                *
          Division President            *

     (f) Consulting Fees.  Consulting cost will be the invoiced amount including
         ---------------
expenses.  Current cost rates are:

         Tom Brady (manufacturing)           * plus expenses
         Dan Whalan (quality assurance)      * plus expenses
----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION

         Ms. Trabeau, Bryans
           Practical Consulting/Axios
           (microbiology/sterility assurance)    * plus expenses
         CAD design services                     *

Consulting fees will not be duplicated in item 2(b), above.

     (g) Molding Cost.  Molding cost will be calculated on an annual budgeted
         ------------
rate per machine hour. The rate will be modified depending on the press size and will not include direct labor. The machine hours used and component identification for the Cell Cassette program will be recorded in a log book and summarized at month end by Accounting. Labor will be logged and billed separately. The current average machine-hour rate is *.


         Press Tons                     $ Cost/Hr.
         ----------                     ----------
             75                             *
            150                             *
            230                             *
            300                             *
            350                             *
            650                             *

     (h) Rent.  Rent will be charged at the cost of monthly building
         ----
depreciation, insurance, taxes, maintenance and utilities (not including molding machine utilities) per sq. ft. for the area designated for the Cell Cassette program only. The rate will be adjusted by MSP annually. The current rental rate including profit mark-up to MSP and estimated square footage for each area are:


           Area          $/sq. ft. per month   Current Estimated Sq. Ft.
           ----          -------------------   -------------------------

           Cleanroom               *                       1,000
           Warehouse               *                         925

     (i) Tooling & Fixtures.  Upon prior written approval of AASTROM, unique
         ------------------
tooling and fixtures will be charged at MSP's cost of manufacture or the invoice amount, as the case may be, including inbound freight if applicable.

     (j) Equipment.  Items listed in Appendix I as MSP Equipment will not be
         ---------
charged either individually or through depreciation to AASTROM. Auto Cad and Pro Engineer Workstations, also listed in Appendix I, are not charged to AASTROM. Freight, installation and training for such equipment will not be charged.

B.  PHASE II PRICING
    ----------------

Prior to the commencement of Phase II, the Parties shall negotiate in good faith using best diligent efforts to reach a mutual agreement with regard to the establishment of a fair and
----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION reasonable purchase price for Cell Cassettes during Phase II in accordance with the provisions of this Section B.

1.   Base Cost Assumption
     --------------------

As part of Phase I development, and prior to the commencement of Phase II, the Parties will develop a bill of materials which sets forth the cost to produce a Cell Cassette on a per unit basis assuming an annual production volume of 1,000 Cell Cassettes, hereafter referred to as the "Base Cost Assumption." Such bill of materials will be substantially in the form of Appendix V to be attached hereto (hereinafter, the "Bill of Materials") and the Parties will use best diligent efforts to mutually agree upon the cost assumptions underlying the Base Cost Assumption. Such assumptions shall be based upon manufacturing costs determined in accordance with Generally Accepted Accounting Principles.

2.   Adjustment to the Base Cost Assumption
     --------------------------------------

A primary consideration in AASTROM's decision to select MSP as its preferred supplier is MSP's stated intention and capability to use its best diligent efforts to manufacture Cell Cassettes at the lowest reasonable cost. As manufacturing experience and unit and lot volumes increase, certain manufacturing cost components are expected to decrease. As part of its undertaking to use best diligent efforts to capture such decreases, prior to commencement of Phase II, MSP will meet with AASTROM (and its representatives) to review, and carry out other activities as necessary to:

     (i) establish the Bill of Materials for the Cell Cassette which will include quantities and costs of purchased materials and labor hours and rates for molding and assembly operations (see Appendix V);
     (ii) identify the cost components that will be impacted by increased production volumes;
     (iii) identify methods of improving manufacturing efficiencies in molding and assembly operations expected to result in manufacturing yield improvements from experience and volume increases; and
     (iv) identify methods of improving the economies of procuring raw materials and other third party components, including without limitation, volume purchasing, and materials handling and procurement methods.

Once the Base Cost Assumption has initially been established, the Parties will periodically review the assumptions underlying the Base Cost Assumption and effect appropriate adjustments to the Base Cost Assumption to reflect changes to the Bill of Materials including the then-current cost of purchased materials and labor rates. Based upon this review process (hereafter referred to as the "Cost Review Process"), AASTROM and MSP will also establish the appropriate expected cost reductions that are achievable by MSP at increased manufacturing volumes and which MSP shall become responsible for achieving upon reaching an annual Phase II production volume of* Cell Cassettes. Such cost reductions, as agreed to by the Parties, will be referred to as MSP's Cost Reduction Commitment and will include those cost reductions resulting from manufacturing efficiencies achievable from
----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION increased manufacturing volume as well as improvements in manufacturing yield as MSP becomes more proficient in producing Cell Cassettes (hereafter referred to as "Manufacturing Yield). Upon AASTROM reaching an annual order volume of*
Cell Cassettes, the Parties will agree on MSP's cost Reduction Commitment to be implemented at an annual order volume of* units. Concurrently with MSP's efforts to implement cost reductions, AASTROM will endeavor to make design and manufacturing process changes that will result in additional manufacturing cost reductions (hereinafter referred to as "AASTROM Cost Reductions"). Such AASTROM Cost Reductions will be reflected in the Base Cost Assumption. For example, assuming a* per unit Base Cost Assumption, once AASTROM's annual order volume reaches* Cell Cassettes, the Base Cost Assumption would be reduced by MSP's Cost Reduction Commitment of (assuming* as MSP's Cost Reduction Commitment) reducing the Base Cost Assumption to*. If AASTROM modified the Specifications to allow for a $20 component to be used in place of a $50 component, the resulting $30 cost savings would further be deducted from the Base Cost Assumption reducing it to*.

Upon the achievement of an annual production volume of* Cell Cassettes, the Parties will again diligently undertake a Cost Review Process to determine subsequent MSP Cost Reduction Commitments at annual production volume increments of* Cell Cassettes. The Cost Review Process shall not, however, be deemed to relieve MSP from undertaking to use best diligent efforts to reduce costs during any intervening periods wherein the parties are reviewing MSP's Cost Reduction Commitment.

3.   Mark-Up, Cell Cassette Purchase Price
     -------------------------------------

Prior to the commencement of Phase II and not less than 30 days prior to expiration of each subsequent calendar year during Phase II thereafter, AASTROM shall advise MSP of its annual forecast of Cell Cassettes needed from MSP for the following year and MSP will receive a manufacturing Mark-Up to be determined each year based upon AASTROM's annual forecast and the manufacturing operations to be undertaken by MSP as follows;

                     AASTROM Annual Volume Forecast (Units)
                     --------------------------------------

                         *   *   *   *   *   *


MSP Manufacturing Operation     Mark-Up Rate
---------------------------     ------------

Materials, labor &
    overhead - molding         *     *     *     *     *     *

Labor - assembly               *     *     *     *     *     *

MSP Purchased Components       *     *     *     *     *     *


----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION

Cell Cassette Purchase Price - Once the annual percent Mark-Up has been
----------------------------
determined for the year, the Purchase Price for the Cell Cassettes to be delivered to AASTROM for that year will be as follows;

     * (*)  = Purchase Price.

(*) the applicable Mark-Up rates will be based upon AASTROM's annual volume forecast using the above table. Once AASTROM's annual volume forecast reaches a* Cell Cassettes increment, the Base Cost Assumption will be reduced by MSP's Cost Reduction Commitment on all subsequent purchase orders submitted by AASTROM, as provided in Section B.2 above, and any AASTROM Cost Reductions would then be additionally deducted.

Such Purchase Price will be used by MSP to invoice AASTROM for Cell Cassettes delivered under this Agreement during the following year.

Annual Adjustment - Costs - Within 30 days after the expiration of each year
-------------------------
during Phase II, the actual average MSP manufacturing cost to produce a Cell Cassette will be compared to the Base Cost Assumption, as adjusted, applicable during the preceding year. For purposes of this Section B3, the Base Cost Assumption shall be adjusted to reflect the changes to price of purchased raw materials and component parts and labor rates. The Base Cost Assumption shall not be adjusted for increases in cost resulting from activities within MSP's control, including but not limited to, manufacturing efficiencies and manufacturing yield. If the actual average unit cost is less than such Base Cost Assumption, then AASTROM shall be entitled to a credit for the difference between the Base Cost Assumption, as adjusted, and the actual average unit cost multiplied by the total number of units purchased by AASTROM during the preceding year. Such credit will be paid to AASTROM by MSP within 45 days after AASTROM and MSP have completed the cost review. Alternatively, if the actual unit cost exceeds the Base Cost Assumption, as adjusted, AASTROM shall only be obligated to pay MSP for Cell Cassettes it accepted at the Cell Cassette Purchase Price in effect at the time the Order was submitted by AASTROM. For purposes of determining the actual manufacturing costs as set forth in this Section B.3, the provisions of Section A 2(a), 2(d), 2(e), 2(g) and (h) of this Appendix III shall apply, provided however that increases in those cost rates will not exceed the amount of any increase in the Producer Price Index over the applicable period and there shall be no mark-up on costs described in items 2(h) nor shall there be any mark-up on freight, taxes, insurance, sterility validation or other similar add-on charges with regard to costs directly billed to AASTROM or for materials supplied directly by AASTROM.

Annual Adjustment - Mark-Up Rates - At such time as the foregoing annual cost
---------------------------------
adjustment is made, the actual volume of Cell Cassettes ordered by AASTROM during such year will be compared to the annual forecast for that year. If the actual volume of Cell Cassettes ordered and not canceled by AASTROM during such year is less than the forecasted volume on which the Mark-Up rates were established, MSP may invoice AASTROM for the difference resulting from the use of lower than actual Mark-Up rates based upon the volume of Cell Cassettes actually ordered by AASTROM. Similarly, if the forecasted volume of Cell Cassettes

----------
* CONFIDENTIAL PORTION REDACTED AND FILED SEPARATELY WITH THE COMMISSION purchased by AASTROM is exceeded in any year, MSP will refund AASTROM for the difference resulting from the use of higher than actual Mark-Up rates based upon the volume of Cell Cassettes actually ordered by AASTROM.

Additional Manufacturing Development Activities.
-----------------------------------------------

During Phase II, AASTROM may request that MSP provide assistance to AASTROM that is beyond the scope of this Agreement. In this event, any such costs preapproved by AASTROM in writing and incurred by MSP will be borne by AASTROM and paid at rates consistent with Phase I pricing.

                                  APPENDIX IV

                               Pro Forma Invoice


MSP Mid-state plastics                       INVOICE              INVOICE   PAGE
A Division of ANCHOR ADVANCED            ORIGINAL INVOICE         _______   ____
PRODUCTS, INC.
P.O. BOX 88 . SEAGROVE, NC 27341 .
TELEPHONE 910-873-7221                                                  DATE
                                                                        ____
       SOLD TO:                          SHIP TO:


                                                                  CURRENCY
                                                                  ________




CUSTOMER
   NO.                   SHIP VIA                  ORDER NO.       SLS. NO.        REFERENCE NO.                   TERMS
--------      ------------------------------    --------------  -------------   -------------------   ------------------------------



ITEM NO.                  DESCRIPTION                   U/M             QUANTITY                 UNIT PRICE             AMOUNT
--------      ----------------------------------    ----------    ----------------------    ---------------------  -----------------


               Description of item delivered to
               include Production Lot Number
               and Invoice to indicate the
               number of items delivered at
               cost (in accordance with Section
               3 (g)) for Aastrom testing



WEIGHT                                MISC. CHARGES                  AMOUNT DUE

                                   APPENDIX V

                               Bill of Materials